Exhibit 23.1

GLJ	Petroleum Consulants	Principal Officers
Harry Jung, P. Eng.
President, C.E.O.
Dana B. Laustsen, P. Eng.
Executive V.P., C.O.O.
Keith M. Braaten, P. Eng.
Executive V.P.

Officers / Vice Presidents:
Terry L. Aarsby, P. Eng.
Jodi L. Anhorn, P. Eng.
Neil I. Dell, P. Eng.
David G. Harris, P. Geol.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.
LETTER OF CONSENT
TO: Ivanhoe Energy Inc.
Dear Sir:
We hereby consent to the inclusion of the Form 10-K of Ivanhoe Energy Inc. for 2007, of our report dated February 5, 2008 on oil and gas reserves of Ivanhoe Energy Inc. and its subsidiaries.

Yours very truly,

GLJ PETROLEUM CONSULTANTS LTD.

“ORIGINALLY SIGNED BY”

Bryan M. Joa, P. Eng.
Vice-President
Dated: March 5, 2008
Calgary, Alberta
CANADA